Exhibit 10.1

FORM OF TERMINATION PROTECTION AGREEMENT

             THIS TERMINATION PROTECTION AGREEMENT is entered into between Juno Online Services, Inc. (the “Company”) and ___________ (the “Executive”).

             Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company.  The Company believes that its best interests will be served if Executive is encouraged to remain with the Company.  The Company has determined that Executive’s ability to perform Executive’s responsibilities and utilize Executive’s talents for the benefit of the Company, and the Company’s ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of the Company.  Accordingly, the Company and Executive agree as follows:

             1.          Defined Terms.

             Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

             2.          Effective Date; Term.

             This Agreement shall be effective as of _______, 2001 (the “Effective Date”) and shall remain in effect until _______, 2004 (the “Term”); provided, however, that commencing with _______, 2002 and on each anniversary thereof (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto written notice before the applicable Extension Date that the Term shall not be so extended.  Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect until the later of eighteen months following the Change of Control and the date that all of the Company’s obligations under this Agreement have been satisfied in full.

             3.          Termination Protection Benefits.

             If Executive’s employment with the Company is terminated upon or at any time within eighteen months following a Change of Control, by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement.  If Executive’s employment with the Company is terminated prior to a Change of Control, by the Company by virtue of an act or omission by the Company or by Executive for Good Reason, either (i) at the request of a party (other than the Company or an affiliate of the Company) to a bona fide transaction which, if consummated, would result in a Change of Control, whether or not such Change of Control actually occurs, or (ii) in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Agreement, and Executive’s Termination Date shall be Executive’s last day of employment for purposes of clause (i) and shall be deemed to have occurred immediately following the Change of Control for purposes of clause (ii).  If Executive’s employment with the Company is terminated for any reason other than by the Company with Cause or due to Executive’s death or Permanent Disability within the three month period immediately prior to a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Agreement, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control.  For purposes of this Agreement, the effective date of any such termination is referred to as the “Termination Date.”  Notice of termination without Cause or for Good Reason shall be given in accordance with Section 14, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances, and the Termination Date.

a.          Severance Payments.  Within ten business days after the Termination Date, the Company shall pay Executive a cash lump sum amount equal to:

(1)         ___ times Executive’s Base Salary in effect on the Termination Date or the date of a Change of Control (if any), whichever is higher; provided that if any reduction of the Base Salary, or any failure to increase the Base Salary pursuant to an agreement between Executive and the Company, has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction or after giving effect to such increase, as the case may be; and

(2)         ___ times Executive’s Bonus in effect on the Termination Date or the date of a Change of Control (if any), whichever is higher; provided that if any reduction of the Bonus, or any failure to increase the Bonus pursuant to an agreement between Executive and the Company, has occurred, then the Bonus on either date shall be as in effect immediately prior to such reduction or after giving effect to such increase, as the case may be; and

(3)         Executive’s Bonus (as determined in (2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company between the last day of the last period for which Executive received a year-end bonus and the Termination Date and the denominator of which shall equal 365 (or such other lower number of days in the applicable measuring period).

b.          Treatment of Stock Options.  Any stock options outstanding on the Termination Date (and any options into which such options are converted or options granted in substitution for such options) shall (1) become fully vested and exercisable (if not already vested and exercisable), and (2) remain exercisable for a period of one year following the Termination Date.  Notwithstanding the foregoing, no option shall be exercisable after the specified maximum term of the option, as set forth in the document granting the option.

c.          COBRA.  If, following the Termination Date, Executive elects to continue group health benefits in accordance with the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) (or other similar state coverage continuation law) and in accordance with the terms of the applicable plans, policies and arrangements of the Company, the Company shall pay the entire amount of all required premiums for a period of up to eighteen months or until Executive obtains comparable coverage under another health plan, whichever is earlier.  Executive agrees to provide notice to the Company promptly if Executive becomes so covered under another health plan.

d.          Payment of Earned But Unpaid Amounts.  Within ten business days after the Termination Date (or such earlier date required by law), the Company shall pay Executive any as-yet unpaid portion of the Base Salary owed through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year (or other measuring period) of the Company, all compensation previously deferred by Executive but not yet paid, and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date.  Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (d), the “Accrued Benefits”).

e.          Non-Compete Payment.  Within ten business days after the Termination Date, the Company shall pay Executive a cash lump sum amount equal to ___ times the sum of Executive’s Base Salary and Bonus (as determined in Section 3(a)(1) and Section 3(a)(2) above).  The payment of such amount is compensation for, and is subject to, Executive’s compliance with the covenants and restrictions set forth on the attached Schedule B.

             4.          Mitigation.

             Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and (except as provided in Section 3(c) in the case where Executive obtains other group health benefits), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.

             5.          Impact of “Golden Parachute” Tax Provisions.

a.          In the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid or provided to or for the benefit of Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), then, if the aggregate present value of such parachute payments, whether evaluated alone or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively the “Parachute Amount”) exceed 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable or provided to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be, the independent public accountants of the Company), that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net-after tax basis, that Executive would be entitled to retain upon Executive’s receipt of the Reduced Amount.  All costs incurred by the Company or Executive in order to make the determinations described in this Section 5(a) shall be paid by the Company.

b.          If the determination made pursuant to Section 5(a) results in a reduction of the amounts that would otherwise be paid or provided to or for the benefit of Executive, Executive may then elect, in Executive’s sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of Executive’s election within ten days of the determination of the reduction in payments.  If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.  Within ten days following such determination and the elections hereunder, the Company shall pay or provide to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay or provide to or for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

c.          As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 5(a) (“Overpayment”) or that additional payments which are not made by the Company pursuant to Section 5(a) should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service which the parties do not contest, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall return to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is (1) a final determination by the Internal Revenue Service which the parties do not contest, (2) a final determination by a court of competent jurisdiction, or (3) a change in the provisions of the Code, any regulations promulgated thereunder, or other administrative or judicial announcements, decisions, or interpretations pursuant to which an Underpayment reasonably arises under this Agreement, any such Underpayment shall be promptly paid or provided by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

             6.          Termination for Cause.

             Nothing in this Agreement shall be construed to prevent the Company from terminating Executive’s employment for Cause.  If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Benefits.

             7.          Indemnification; Director’s and Officer’s Liability Insurance.

             Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, but which in any event shall not be reduced in scope from such rights possessed by Executive on the date of a Change of Control, if any, or the Termination Date, if earlier (except as required by law).  In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at no less than the level in effect immediately prior to the Termination Date, for the six-year period following the Termination Date, and throughout the period of any applicable statute of limitations with respect to any services rendered by Executive for or on behalf of the Company.

             8.          Release.

             Executive’s receipt of any payments under this Agreement is contingent upon (i) Executive’s execution of a release substantially in the form attached hereto as Exhibit 1, and (ii) the expiration of the Age Discrimination in Employment Act revocation period set forth in such release, without such release being revoked by Executive.

             9.          Not an Employment Agreement; Effect on Other Rights.

             This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Company and Executive.  Except as expressly provided herein, this Agreement shall not interfere in any way with the right of the Company at any time to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause.  Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company.  With respect to Executive’s employment agreement, if any, as in effect immediately prior to the Termination Date, nothing herein shall have any effect on Executive’s rights thereunder; provided, however, that in the event of Executive’s termination of employment in accordance with Section 3 hereof, this Agreement shall govern solely for the purpose of providing the terms of all payments and additional benefits to which Executive is entitled upon such termination and any payments or benefit provided thereunder shall reduce the corresponding type of payments or benefits hereunder.

             10.        Costs of Proceedings.

             Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Agreement, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails in such proceeding.

             11.        Assignment.

             Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.  If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

             12.        Withholding.

             Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

             13.        Applicable Law.

             This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

             14.        Notice.

             For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
             If to the Company:

Juno Online Services, Inc.
1540 Broadway, 27th Floor
New York, New York  10036
Attention:  General Counsel

             If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

             15.        Succeeding Provisions of Law.

             References in this Agreement to any provision of law shall also be read to include any other provision that replaces, succeeds, or otherwise modifies such provision of law.

             16.        Entire Agreement; Modification.

             This Agreement constitutes the entire agreement between the parties on the subject of termination of employment and subsequent non-competition, and, except as expressly provided herein, supersedes all other prior agreements expressly concerning the terms of all payments and additional benefits to which Executive is entitled upon termination of employment, whether or not such termination is in connection with the occurrence of a Change of Control, including that certain employment agreement between the Company and Executive dated _____________, and the supplemental letter between the Company and Executive dated ________ which forms a part of such employment agreement.  This Agreement may be changed only by a written agreement executed by the Company and Executive.

             17.        Counterparts.

             This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties have executed this Agreement on the ____ day of ______, 2001.

COMPANY
Juno Online Services, Inc.

By:
Name:
Title:

EXECUTIVE
[Name]

Schedule A

CERTAIN DEFINITIONS

             As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

             1.          “Act” means the Securities Exchange Act of 1934, as amended.

             2.          “Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

             3.          “Bonus” means the amount payable (including any guaranteed minimum amounts) to Executive under the applicable bonus arrangement (including an existing employment agreement) with respect to the relevant fiscal year (or other shorter measuring period) of the Company.  If no amount payable or minimum amount is specified as of the relevant date, then solely for the purpose of calculating the portion of the severance payment described in Sections 3(a)(2) and 3(a)(3), the “Bonus” shall mean the sum of all bonus payments made with respect to the most recent fiscal year (or other most recent shorter measuring periods which in the aggregate cover a twelve (12) month period), or the minimum guaranteed bonus for 2001, whichever is greater.

             4.          “Cause” means any of the following: (i) conviction of a felony under the laws of the United States or any state thereof, or (ii) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, or (iii) Executive’s repeated willful refusal to perform Executive’s duties (not including any duties in excess of Executive’s duties immediately prior to a Change of Control, if any) which, in each case, results in demonstrable material harm to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, which Executive fails to cure within fifteen days after being provided with written notification of such willful action or inaction as determined by resolution of the Board of Directors.

             5.          “Change of Control” means the first to occur of any of the following during the Term:

a.          any “person” or “group” (as described in the Act) becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities with respect to the election of the Company’s Board of Directors, and also holds more than any group or person who is the beneficial owner of Company common shares.  “Person” does not include any Company employee benefit plan, any company the shares of which are held by the Company’s shareholders in substantially the same proportion as they held the Company’s stock, or any testamentary trust or estate;

b.          any merger, consolidation, amalgamation, plan or arrangement, reorganization or similar transaction involving the Company, other than, in the case of any of the foregoing, a transaction in which Company shareholders immediately prior to the transaction hold immediately thereafter, in the same proportion as immediately prior to the transaction, not less than 50.1% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity;

c.          any change in a majority of the Company’s Board of Directors within a 24-month period unless the change was approved by a majority of the Incumbent Directors;

d.          any liquidation, sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; or

e.          any other transaction so denominated by the Company’s Board of Directors.

             6.          “Code” means the Internal Revenue Code of 1986, as amended.

             7.          “Company” means Juno Online Services, Inc. and any successor or successors thereto.

             8.          “Good Reason” means any of the following actions taken without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death:

a.          any decrease of more than five percent over a twelve consecutive month period in, or any failure to increase in accordance with an agreement between Executive and the Company, Base Salary, Bonus, or minimum guaranteed bonus;

b.          any material decrease in Executive’s pension benefit opportunities or any material diminution in the aggregate employee benefits (in each case, if applicable, as afforded to Executive immediately prior to a Change of Control, if any); for this purpose employee benefits shall include, but not be limited to life insurance, medical and disability benefits, flexible perquisites and matching gifts;

c.          any diminution in Executive’s title or reporting relationship, or substantial diminution in duties or responsibilities; or

d.          any relocation of Executive’s principal place of business of 20 miles or more, including travel inconsistent (as to frequency and/or distance) with Executive’s normal practice as of the date of the Agreement.

Executive shall have six months from the time Executive first becomes aware of the existence of Good Reason (but not more than eighteen months following the Change of Control) to resign for Good Reason.

             9.          “Incumbent Director” means a member of the Company’s Board of Directors at the beginning of the period in question, including any director who was not a member of the Company’s Board of Directors at the beginning of such period but was elected or nominated to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

             10.        “Permanent Disability” means inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of Executive’s regular duties, which inability has lasted for six months and is reasonably expected to be permanent.  Permanent Disability shall be determined by a qualified physician who is acceptable to both the Company and Executive.

Schedule B

NON-COMPETITION

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows.  Unless otherwise indicated, capitalized terms shall have the meaning set forth in the Agreement to which this Schedule B is a part, including the terms of Schedule A.

             1.          For a period of _______ months following the Termination Date (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client of the Company:

a.          with whom Executive had personal contact or dealings on behalf of the Company during the six-month period immediately preceding the Termination Date; or

b.          for whom Executive had direct or indirect responsibility during the six-month period immediately preceding the Termination Date.

             2.          During the Restricted Period, Executive will not directly or indirectly:

a.          provide services comparable to those Executive performed for the Company for any company, the primary business of which is the provision of dial-up or broadband Internet access or for the Internet access provider unit or subsidiary of any company whose primary business is other than the provision of Internet access (a “Competitive Business”); or

b.          acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

             3.          Notwithstanding anything to the contrary in the Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates, including a Competitive Business, if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of equity securities of such person.

             4.          During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, solicit or encourage any employee of the Company or its affiliates to provide services to a Competitive Business.

It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Schedule B and the Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Schedule B and the Agreement is an unenforceable restriction against Executive, the provisions of this Schedule B and the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Schedule B or the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

EXHIBIT 1

FORM OF RELEASE

             THIS RELEASE (“Release”) is made by ___________ (“you”) as of the date set forth below.

             WHEREAS, Juno Online Services, Inc. and you have entered into a Termination Protection Agreement dated as of __________________, 2001 (the “Agreement”); and

             IN CONSIDERATION OF the protection and benefits provided for under the Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby agree as follows:

             a.          You hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its affiliates occurring up to the date this Release is signed by you; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, the Agreement, any claims relating to indemnification as described further in Section 7 of the Agreement, or any claims which arise out of the relationship with the Company or its affiliates other than that as an employee or other service provider (e.g., a shareholder) (such released claims are collectively referred to herein as the "Released Claims").

             b.          Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

             c.          To ensure that the foregoing release is fully enforceable in accordance with its terms, you agree to waive any and all rights of Section 1542 of the California Civil Code (to the extent applicable) as it exists from time to time or a successor provision thereto, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In addition, to ensure that the foregoing release is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any comparable or similar statute and under any principle of common law of the United States or any and all States.

             d.          You represent that you have read carefully and fully understand the terms of this Release, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Release.  You acknowledge that you are executing this Release voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Release, other than those set forth in this Release.  You acknowledge that you have been given at least twenty-one (21)(1) days to consider whether you want to sign this Release and that the Age Discrimination in Employment Act gives you the right to revoke this Release within seven (7) days after it is signed, and you understand that you will not receive any payments due you under the Agreement before such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if you have not revoked this Release.  To the extent you have executed this Release within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

             THIS the ___ day of ___________________, 200_.

[Name]

ACCEPTED AND AGREED:

Juno Online Services, Inc.

(1) Note:  A 45-day period instead may apply in certain cases where a release is requested in connection with an exit incentive or other termination program offered to a group or class of employees.  In that case, additional disclosure must be provided to Executive.

By:
Name
Title: